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                                                                     Exhibit 3.2


                    AMENDMENT TO ARTICLES OF INCORPORATION
                             OF BIO-VASCULAR, INC.

                             Filed March 20, 1997
                             --------------------

RESOLVED, that Article 3.1 of the Company's Restated Articles of Incorporation, as amended, is hereby amended in its entirety to read as follows:

          3.1 Authorized Shares. The aggregate number of shares of stock which the corporation shall have authority to issue is twenty-five million (25,000,000) shares, twenty million (20,000,000) of which shall be designated common stock, $0.01 par value (hereinafter referred to as "Common Stock") and five million (5,000,000) of which shall be designated preferred stock, $0.01 par value (hereinafter referred to as "Preferred Stock"). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any class or series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

RESOLVED FURTHER, that, appropriate officers of the Company are hereby authorized and directed to make, execute, acknowledge and file such certificates and documents as may be required by law with respect to the foregoing resolution.